MAY 2012 AMENDED AND RESTATED SECURITY AGREEMENT

This May 2012 Amended and Restated Security Agreement (“ARSA”) is made as of May 25, 2012 (the “Effective Date”), by and between Nevada Gold & Casinos, Inc., a Nevada corporation (“NGC”) (as Maker), its principal place of business at 50 Briar Hollow Lane, Suite 500W, Houston, Texas, 77027-9304; affiliates and subsidiaries of NGC as additional securing parties: Gold Mountain Development, L.L.C., a Colorado limited liability company (“GMD”), CGC Holdings, L.L.C., a Nevada limited liability company (“CGC”), Colorado Grande Enterprises, Inc., a Colorado corporation (“CGE”), and Nevada Gold BVR, L.L.C., a Nevada limited liability company (“NGBVR”); and Louise H. Rogers, an individual who resides in Tyler, Smith County, Texas, as her separate property (“Rogers”). NGC, GMD, CGC, CGE, NGBVR, and Rogers are all collectively referred to in this as the “Parties.” NGC, GMD, CGC, CGE, and NGBVR are referred to collectively as the “NGC Parties.”

I.	Recitals

A.                    Rogers has previously and from time to time loaned NGC funds in exchange for NGC granting to Rogers a security interest in certain collateral and NGC causing its subsidiaries and affiliates GMD, CGC, CGE, and NGBVR to also grant Rogers a security interest in certain collateral. Currently, the total principal amount owed by NGC to Rogers on these loans is Four Million and No/100 Dollars ($4,000,000.00), represented by that certain Third Amended and Restated Promissory Note dated May 25, 2012 (the “Note”). The NGC Parties have each granted a security interest in and have pledged certain collateral described below to Rogers as security for the repayment of the amounts owed by NGC to Rogers under the Note and for NGC’s performance of all of the terms and conditions of the Note and this ARSA.

B.                    The Parties all agree that this ARSA is intended to completely modify the preexisting (1) January 2006 Security Agreement dated January 19, 2006; (2) the March 2008 Amended and Restated Security Agreement dated March 1, 2008; and (3) the July 2009 Amended and Restated Security Agreement dated July 7, 2009, as amended by (a) the Amendment, Waiver, and Release to the Amended and Restated Security Agreement dated in July 2010, and by (b) the Second Amendment to the July 2009 Amended and Restated Security Agreement dated October 7, 2011; as of the effective date of this ARSA, and to ratify and re-affirm the security interests already granted to Rogers for prior loans made by Rogers to NGC to the extent the Collateral for those agreements remains listed as Collateral for this ARSA.

C.                    This Agreement shall only become effective if and when NGC and CGE close on the sale of the assets of CGE to G Investments, LLC (“GI”), pursuant to the Asset Purchase Agreement dated November 23, 2011, and as amended, entered into between CGE, as seller, and GI, as purchaser. That closing is expected to occur on May 25, 2012. If the asset sale from CGE to GI does not occur, then this Agreement shall be null and void and of no effect, and the prior agreements of the parties shall continue in full force and effect as if this Agreement had never existed.

II.	Agreements

In consideration of the above items and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to the following terms and conditions:

A.                    Defined Terms.     The definitions in this ARSA shall control unless the context of the usage of a term requires a different definition. Terms not defined in this ARSA or that are defined in the Texas Uniform Commercial Code, as amended as of the date of this ARSA (the “UCC”), have the meanings specified in the UCC, and the definitions specified in Article 9 of the UCC control in the case of any conflicting definitions in the UCC. The singular number includes the plural and vice versa. Captions of sections in this ARSA do not limit the terms of those sections.

1.                    “Loan Documents” means the (1) this ARSA; (2) the Guarantees provided by GMD, CGC, CGE, NGBVR, and NG Washington, LLC, dated July 7, 2009; (3) the Schedule of Collateral, Notes, Security Interests, and Ownership Interests attached to this ARSA; (4) any and all Notes or Security Instruments issued pursuant to or incorporated by reference into this Agreement; and (5) the Collateral Assignments of Notes, Contract Rights, Security Interests, and Ownership Interests of GMD, CGC, CGE, and NGBVR dated July 7, 2009; and they are all incorporated by reference in this Agreement for all purposes as if fully set forth at length. The Loan Documents are the final integration of the complete agreement between the Parties regarding the grant of a loan by Rogers to NGC. All prior agreements, representations, negotiations, and offers are merged into the terms of the Loan Documents, save and except that no preexisting rights or remedies of Rogers related to or arising from the perfection of security interests in the Collateral described in this ARSA that were previously granted under the July 2009 Amended and Restated Security Agreement dated July 7, 2009; the March 2008 Amended and Restated Security Agreement dated March 1, 2008; the Amended and Restated Credit Facility dated January 19, 2006; the January 2006 Security Agreement dated January 19, 2006; the Collateral Assignments; and the Credit Facility and Amended and Restated Security Agreement, both dated June 29, 2004; are intended to be extinguished by the merger of the Loan Documents. The Loan Documents completely express the entirety of the agreement between the Parties.

2.                    “Collateral” means the following specific assets [these specific items of Collateral are more particularly described in the Schedule of Collateral, Notes, Security Interests, and Ownership Interests attached to the ARSA (the “Schedule”)], and all proceeds of the following assets:

a.                    NGC’s 100% interest in CGC;

b.                    all assets of CGC, including but not limited to furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), any and all after-acquired property, and any and all proceeds of any of CGC’s assets that now exist or that are subsequently acquired;

c.                    CGC’s 100% interest in CGE;

d.                    all of the following assets of CGE, including but not limited to furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, income, earnings, distributions, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), proceeds of any of these items, any and all after-acquired property, and any and all proceeds of any of CGE’s assets that now exist or that are subsequently acquired, but expressly excluding any and all assets to be sold to G Investments, LLC (“GI”), pursuant to the Asset Purchase Agreement dated November 23, 2011, as amended (the “Asset Purchase Agreement”), entered into between CGE, as seller, and GI, as purchaser. Effective as of the date of the sale of the CGE’s assets to GI (the “CGE Sale”), Rogers expressly consents to the sale of, and releases her security interest in, the Purchased Assets (as this term is defined in the Asset Purchase Agreement). Rogers agrees to file all relevant UCC-3 financing statements terminating her security interest in the Purchased Assets on the date of the CGE Sale or as soon as possible after being notified of the CGE Sale. If the UCC-3 has not been filed within two business days after the closing of the CGE Sale, CGE is authorized to file the UCC-3 using the language agreed to by Rogers’ counsel and counsel for CGE. Notwithstanding the provisions of this section, effective as of the date of the CGE Sale, Rogers shall retain her security interest in any proceeds from the sale of the Purchased Assets obtained by CGE as a result of the CGE Sale, including but not limited to any and all promissory notes, any and all security agreements, any and all guarantees, and any and all rights and remedies of CGE arising out of the sale and financing documents as well as the Asset Purchase Agreement;

e.                    NGC’s 100% interest in GMD;

f.                    all assets of GMD, including but not limited to furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), any and all after-acquired property, and any and all proceeds of any of GMD’s assets that now exist or that are subsequently acquired;

g.                    NGC’s 100% interest in NGBVR;

h.                    all assets of NGBVR, including but not limited to furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), any and all after-acquired property, and any and all proceeds of any of NGBVR’s assets that now exist or that are subsequently acquired;

i.                    contractual financial obligation payable to NGBVR in the amount of $4,000,000 from B.V. Oro, L.L.C., dated November 25, 2008;

j.                    NGBVR’s distributions from its 5% carried interest in the Class B membership interest in Buena Vista Development Company, L.L.C.;

k.                    NGC’s 100% interest in NG Washington, L.L.C., a Washington State limited liability company, although Rogers’ interest in this particular item of Collateral is a second lien interest and is subordinate to the first lien interest of Wells Fargo Gaming Capital, LLC (“WFGC”), acting in its capacity as administrative agent for certain lenders pursuant to that certain Credit Agreement between WFGC and NGC dated October 7, 2011, and/or WFGC’s permitted assignees;

l.                    deed of trust for all real property owned by GMD and/or assignment of the proceeds of any sale of the GMD real property;

m.                    all earnings, cash, distributions, proceeds, monies, income, and benefits arising from, by virtue of, or payable with respect to NGC’s interest in GMD, CGC, CGE, and NGBVR;

n.                    all distributions, proceeds, monies, income, and benefits arising from, by virtue of, or payable with respect to the promissory notes, collateral, and ownership and other interests of the items of Collateral described above;

o.                    the Schedule of Collateral, Notes, Security Interests, and Ownership Interests (the “Schedule”) that is attached to and incorporated by reference into this ARSA; and

p.                    any and all products of, accessions to, substitutions for, insurance distributions for, and cash and other proceeds of any and all of the items of Collateral described above.

Rogers acknowledges and agrees that her security interest in the assets and properties of NGC extends only to the items listed and described in this Section and the Schedule dated May 25, 2012, and Rogers releases and terminates any security interest in any other assets and properties of NGC not included or described in this Section or in the Schedule (including, without limitation, NGC’s membership interests in NG Washington II Holdings, LLC; NG Washington III, LLC; NG South Dakota, LLC; and Nevada Gold Speedway, LLC).

3.                     “Obligations” means any and all of the duties, responsibilities, and obligations of NGC under the Loan Documents, including but not limited to repayment of all amounts loaned by Rogers to NGC pursuant to the Loan Documents (or any other loan agreements between Rogers and NGC), and to pay Rogers the items and expenses described in Sections III(B)(6), III(C)(4), III(D), IV(B), and VI(D) of this ARSA, and the obligations of NGC:

a.                    to pay the principal of, interest on, and any other indebtedness arising from the Loan Documents in accordance with their terms, and all valid renewals, extensions, modifications, and amendments of the Loan Documents or any part of them;

b.                    to repay to Rogers all amounts advanced by Rogers to or on behalf of NGC under the Loan Documents or under any prior loan agreements between Rogers and NGC;

c.                    to comply with and to perform fully all of the terms and provisions of the Loan Documents;

d.                    to reimburse Rogers for all of Rogers̓ actual attorney’s fees, expenses, and costs that NGC is obligated to pay pursuant to the terms of the Loan Documents, excluding interest and principal payment obligations, within the time provided for payment; and

e.                    to provide to Rogers the security and Collateral described in the Loan Documents.

B.                        Security Interest. To secure the payment and performance of the Obligations (as that term is defined in this ARSA) by NGC under the Loan Documents (and any Notes or Security Instruments issued pursuant to them), the NGC Parties all grant to Rogers a security interest (the “Security Interest”) in each of their respective items described in the definition of “Collateral” above. This Security Interest is intended to extend to all products, accessions to, and cash and other proceeds of all of the items of Collateral described above.

The security interest granted under this ARSA and under the terms of any and all Collateral Assignments of Notes, Collateral Assignments of Ownership Interests, or other security instruments executed and delivered at any time, now or in the future, pursuant to the terms of the Loan Documents shall secure the obligations and indebtedness described in the Loan Documents.

C.                       Perfection by Possession. In addition to any Financing Statements that are required to be filed by Rogers or that may at her option be filed, Rogers or her designee shall have the right to maintain possession of the Collateral and any and all powers of attorney necessary to enforce her Security Interest in any or all of the Collateral until any and all amounts due under the Loan Documents and/or any other instrument or agreement between the Parties are paid in full and the instruments are all terminated.

III.	Representations and Covenants

A.                    Representations. The NGC Parties all represent to Rogers as follows:

1.                    the NGC Parties are the legal and beneficial owners of the Collateral expressly identified as Collateral provided by each of them, respectively;

2.                    to the best of the NGC Parties’ knowledge, no dispute, setoff, or counterclaim exists with respect to any part of the Collateral;

3.                    the Collateral is owned by the NGC Parties, respectively, free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance, or security interest except as previously held by Rogers or as created or permitted in this ARSA;

4.                    there are no restrictions upon the transfer of any of the Collateral other than as set forth in the entities’ respective Bylaws or Operating Agreement or as may appear on the face of any ownership certificates and as clearly disclosed by the NGC Parties to Rogers in the Schedule;

5.                    the NGC Parties have the full power, authority, and legal right to transfer their respective items of Collateral free of any encumbrances and without obtaining the consent of any other person or entity that has not already been obtained (except as provided in the Schedule);

6.                    except as provided in the Schedule, the execution and delivery of this ARSA, the Schedule, the Collateral Assignments, the Loan Documents (and any Notes or Security Instruments executed pursuant to it), and the performance of their terms will not result in any violation of any provision of any applicable Bylaws or Operating Agreement or violate or constitute a default under the terms of any material agreement, material indenture or other instrument, license, judgment, decree, order, law, statute, ordinance, or other governmental rule or regulation applicable to any of the NGC Parties or any of its respective property;

7.                    this ARSA and the Collateral Assignments are valid assignments of and create a valid first lien upon and security interest in the Collateral and the proceeds of the Collateral (except as expressly set forth in this ARSA);

8.                    NGC is organized under the laws of Nevada and its exact legal name is set forth in the opening paragraph of this ARSA, and NGC sometimes operates under the assumed name “Nevada Gold”;

9.                    CGC is organized under the laws of Nevada and its exact legal name is set forth in the opening paragraph of this ARSA;

10.                    CGE is organized under the laws of Colorado and its exact legal name is set forth in the opening paragraph of this ARSA, and CGE also operates under the assumed name “Colorado Grande Casino”;

11.                    GMD is organized under the laws of Colorado and its exact legal name is set forth in the opening paragraph of this ARSA;

12.                    NGBVR is organized under the laws of Nevada and its exact legal name is set forth in the opening paragraph of this ARSA; and

13.                    the NGC Parties do not conduct business under any other names than those under which they were organized and the assumed names identified above.

The representations set forth in items 1 through 13 of this Section shall be deemed given again whenever any of the NGC Parties delivers additional Collateral that may be required by this ARSA.

B.                    Covenants. The NGC Parties covenant to do the following:

1.                    deliver to Rogers and/or her designated agent any certificates or instruments that represent their interest in the ownership interests provided as Collateral, to notify any entity represented within the Collateral that a security interest has been granted to Rogers, to obtain consent from each entity requiring consent that a security interest has been granted to Rogers, and to comply with any additional notice, consent, acknowledgement, waiver, or agreement requirements that may be set forth in the Schedule or in the respective entity’s governing documents;

2.                    from time to time promptly execute and deliver to Rogers all other assignments, certificates, proxies, entitlement orders, supplemental writings, and financing statements, and do all other acts and things that Rogers may reasonably request in order to evidence the assignment and perfect and enforce the Security Interest granted in this ARSA;

3.                    promptly furnish to Rogers or her attorney or agent with any and all information or writings that Rogers or her attorney or agent may reasonably request concerning the Collateral;

4.                    promptly notify Rogers and her attorney of any claim, action, or proceeding affecting the Collateral or any part of the Collateral, and at the request of Rogers, appear in and defend, at their own expense, the action or proceeding;

5.                    notify Rogers and her attorney immediately if either of them becomes aware of the occurrence of any event, fact, or condition that could become an Event of Default under the Loan Documents (or any Note issued pursuant to the Loan Documents);

6.                    if an event of default occurs, then the NGC Parties shall, jointly and severally, promptly pay to Rogers the amount of all court costs, actual attorney’s fees, and expenses of litigation incurred by Rogers in enforcing the Loan Documents;

7.                    if an Event of Default occurs and continues, promptly deliver all proceeds constituting part of the Collateral to Rogers as and when first received by any of the NGC Parties; and

8.                    not attempt to or actually sell, assign, or transfer the Collateral or the lien created by this ARSA, nor create any other lien or security interest in, or otherwise encumber any of the Collateral, nor permit any of the Collateral to be or become subject to any financing statement, lien, attachment, execution, sequestration, or other legal or equitable process, nor any lien or encumbrance of any kind other than as permitted by this ARSA.

C.                    Additional Liens. The NGC Parties all expressly agree that they must comply with all of the following provisions before it may grant an effective second or other lien on the Collateral:

1.                    Any second or other lien given on the Collateral must be made expressly subordinate to Rogers’ lien. The NGC Party granting the lien shall ensure that the paperwork documenting the transaction with the second or other lienholder properly notifies the second and/or other lienholder of the existence of Rogers’ first lien and that the second and any other lienholder clearly acknowledges Rogers’ existence and status as first lienholder on all of the Collateral and that the subsequent lienholder’s debt and security interest is fully and completely subordinated to Rogers.

2.                    The NGC Party granting the lien shall ensure that the paperwork documenting the transaction with the second and any other lienholder clearly instructs the second and any other lienholder that it may not even attempt to collect or execute on the Collateral without first ensuring that the entire first lien balance is paid in full and all loan or credit transactions between NGC and Rogers are completely terminated and are no longer in effect. The second and any other lienholder must be required to give notice of any default related to the subordinated lien to NGC and Rogers concurrently before the second or any other lienholder may exercise any collection efforts against the Collateral.

3.                    NGC shall defend, at its own expense, against any claims by any lienholders other than Rogers against the Collateral.

4.                    NGC shall keep Rogers’ counsel informed of the status of any second and any other lien granted by any of the NGC Parties and of any default or alleged default by any of the NGC Parties on the transaction secured in whole or in part by the second and/or other lien, and shall reimburse Rogers for any and all actual attorney’s fees, court costs, and expenses incurred by Rogers that Rogers or her counsel deemed necessary to protect the Collateral within thirty days after the submission of an invoice for the fees or expenses to NGC by Rogers’ counsel.

5.                    The NGC Parties shall provide Rogers’ counsel with fully-executed copies of all documents related to any transaction giving any third party a second or other lien on any or all of the Collateral within three business days of the last signature date on the transaction or the date the transaction is funded, whichever is earlier.

D.                    Perfection; Protection of Collateral; Indemnification. The NGC Parties shall cause the execution of any instrument reasonably necessary to carry out the terms of and its Obligations under the Loan Documents and any accompanying or related Promissory Note and/or Security Instrument. NGC shall cause any entity in which it has the right or power to produce an affirmative and effective act to execute guarantees, notes, and security instruments as reasonably necessary to carry out the provisions of the Loan Documents and to ensure the broadest and most effective security for Rogers for all funds loaned to NGC by Rogers. NGC shall bear the cost of perfection of all Security Interests granted under this ARSA in any applicable or desirous jurisdiction as necessary to protect Rogers, and, in addition, as may be directed by Rogers or her attorney in her sole and exclusive discretion. NGC shall be the guarantor of the perfection of Security Interests under this ARSA and no failure on the part of Rogers to perfect shall inure to the benefit of NGC or any assignee, holder, or trustee in bankruptcy as any failure of this type shall be deemed the fault and to the prejudice of NGC and its estate. The NGC Parties shall execute any and all documents reasonably necessary to carry out the provisions of all of the Loan Documents and/or any Note or Security Instrument executed pursuant to the Loan Documents. NGC shall pay all costs and all actual attorney’s fees incurred by Rogers in connection with any of Rogers’ loans to NGC, the Loan Documents, the execution of any documents under it, and the perfection of any Security Interests under it within thirty days of presentation to it of these charges. The NGC Parties also agree that they will use their best efforts to protect their respective items of Collateral; to prevent any loss, theft, substantial damage, destruction, sale, or encumbrance to or of any of their respective items of Collateral; and to defend against any actual or attempted levy, seizure, or attachment of or on any of their respective items of Collateral.

In the event Rogers finds it necessary to take action to protect the Collateral against the actions of third parties or against any wrongful conduct of any of the NGC Parties, or in the event that Rogers finds any failure by any of the NGC Parties to use their best efforts to protect their respective Collateral, the NGC Parties all agree that they shall indemnify Rogers for any and all actual attorney’s fees, court costs, and any and all other expenses incurred in her efforts to protect the Collateral. NGC understands and agrees that it shall promptly ensure payment to Rogers for any and all of these expenses and shall do so, from time to time, as reasonably necessary to fund and maintain the litigation so that Rogers shall not be required to expend her own funds on this litigation while pending. In no event shall these attorney’s fees and expenses be paid later than thirty days after the date on which they are submitted to NGC. Submission of fee statements by Rogers to NGC for any provision under this ARSA constitutes submission to all of the NGC Parties.

IV.	Effects of and Remedies for an Event of Default

A.                    Notice of Default. Rogers is not required to provide any of the NGC Parties with any notice whatsoever of any Default by NGC or any failure of NGC to timely make any principal payment when due, save and except that Rogers must give notice to NGC only of a late interest payment before that late payment is deemed a Default as described in the Loan Documents or in any other applicable loan document. However, failure by Rogers to give notice of any late interest payment to NGC does not relieve NGC of its obligation to make the payment or of the application of the default interest rate upon the failure to timely make the interest payment as provided in the Loan Documents.

B.                    Adjustments and Distributions. If an Event of Default has occurred and continues, all payments and distributions of any nature pertaining to the Collateral shall be delivered to Rogers to be applied toward payment of the Obligations. If any of the Collateral is converted into another type of property or if any money or other proceeds are paid or delivered to or for credit to the account of any of the NGC Parties as a result of that party’s rights in the Collateral, all of that property, money, and other proceeds are part of the Collateral. After an Event of Default, the NGC Parties will immediately pay and deliver all property, money, and other proceeds of Collateral that they have or have received to Rogers, and the NGC Parties shall take all other steps necessary to ensure Rogers has control over the Collateral. In this event, and if Rogers so requests, the NGC Parties will promptly endorse or assign all other property and proceeds that are included in the Collateral to Rogers and deliver to Rogers all proceeds that require perfection by possession under the UCC and that Rogers does not already have. If any of this property requires any additional security agreement, financing statement, or other writing to create or perfect a security interest in favor of Rogers, the NGC Parties shall promptly execute and deliver or cause to be executed and delivered to Rogers any document or instrument Rogers deems is reasonably necessary or proper for those purposes. Rogers shall not be liable for any error, omission, or delay occurring in the settlement, collection, or payment related to the Collateral or of any property or instrument received pursuant to this ARSA.

C.                    Remedies. If an Event of Default occurs and continues, in addition to any other rights and remedies that Rogers may have under this ARSA, under the UCC, or otherwise, Rogers may, to the extent permitted by applicable law and at her discretion, and without notice to any of the NGC Parties except as specifically provided, take any one or more of the following actions without liability except to account for property actually received by her, and all of the NGC Parties agree that it is commercially reasonable for Rogers, in her sole discretion, to do any of the following:

1.                    receive the income, property, and other distributions related to the Collateral and hold them or apply them to the Obligations in any order selected by Rogers;

2.                    exchange any of the Collateral for other property upon a reorganization, dissolution, or other readjustment and, in connection with the exchange, deposit any of the Collateral with any committee or depository upon any terms that Rogers may determine;

3.                    in her name, or in the name of the respective NGC Party, demand, sue for, collect, or receive any money or property at any time payable with respect to any of the Collateral and, in connection with these efforts, endorse notes, checks, drafts, money orders, and other instruments in the name of the respective NGC Party, as applicable;

4.                    apply any cash held as Collateral to the Obligations and reduce her claim to judgment or foreclose or otherwise enforce the Security Interest, in whole or in part, by any available procedure;

5.                    make any compromise or settlement deemed advisable with respect to any of the Collateral;

6.                    renew, extend, or otherwise change the terms and conditions of any of the Collateral or the Obligations;

7.                    take or release any other collateral as security for any of the Collateral or the Obligations;

8.                    add or release any guarantor, endorser, surety, or other party to any of the Collateral or the Obligations;

9.                    without demanding performance or making any other demand, advertisement, or notice of any kind (except the notice specified in the Loan Documents for the late payment of interest, and the notice specified below of public sale or private sale if required under the UCC) to or upon the NGC Parties, or upon any other person (all of which are, to the extent permitted by law, expressly waived), immediately convert the Collateral or any part of it into cash, and sell or otherwise dispose of or, if appropriate, issue entitlement orders with respect to, or deliver the Collateral or any part of it or interest in it in one or more parcels at public or private sale or sales at Rogers̓ office or elsewhere, at any price and on any terms (including, without limitation, a requirement that any purchaser of any of the Collateral purchase the Collateral for investment without any intention to make any distribution of it) that she deems best, for cash or on credit, or for future delivery without assumption of any credit risk, with any purchaser to purchase the Collateral at any sale free from any right of equity of redemption in the NGC Parties, and the right of equity of redemption is expressly waived and released by the NGC Parties;

10.                    request an appropriate court to appoint a receiver for the Collateral, or any part of it, and the NGC Parties, by their execution of this ARSA, all consent to the appointment of a receiver; and

11.                    exercise any other rights she may have under this ARSA, under the UCC, or otherwise.

D.                    Notification of Sale. Reasonable notification of the time and place of any public or private sale or disposition of the Collateral shall be sent to NGC and to any other person or entity entitled under law to notice; provided that if any of the Collateral threatens to decline speedily in value or is of the type customarily sold on a recognized market, Rogers may sell, issue entitlement orders, or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind. The NGC Parties all agree that notice sent or given not less than seven calendar days prior to the taking of the action to which the notice relates is reasonable notice for purposes of this Section. The sale of any part of the Collateral shall not exhaust Rogers̓ power of disposition of any of the remaining Collateral. Rogers is under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, or options expressly or implicitly granted to Rogers in this ARSA, and Rogers is not responsible for any failure to do so or delay in so doing.

E.                    Enforcement of Rights. The NGC Parties all agree that it is commercially reasonable for Rogers to exercise her rights related to the Collateral in any manner and in any order Rogers may determine. Nothing contained in this ARSA requires Rogers to sell all or any part of the Collateral or to collect, or attempt to collect, any sum payable by reason of the Collateral before Rogers may assert liability and collect the Obligations, nor is Rogers obligated to attempt to collect the Obligations before selling all or any part of the Collateral. Rogers may, without foreclosing on the Collateral, collect and otherwise enforce on the Collateral or any proceeds of any Collateral all amounts owing under the Loan Documents (and/or under any Note or Security Instrument issued pursuant to the Loan Documents) or otherwise enforce any or all of the NGC Parties’ or Rogers̓ rights under the Loan Documents or in any of the Collateral and apply those collections as provided in this ARSA, or she may foreclose on the Collateral. Rogers may hold funds as additional Collateral or may, at her discretion, apply them to the Obligations. Rogers may attempt to collect from any person liable to any of the NGC Parties to deliver any proceeds related to the Collateral, by suit or otherwise, any sums due and to otherwise to enforce that NGC Party’s rights regarding those proceeds.

F.                    Power of Attorney. The NGC Parties all appoint Rogers (and her successors and assigns) as their respective attorney-in-fact (without requiring her to act in that capacity), with full power of substitution, to do any act that any of the NGC Parties is obligated to do by this ARSA, including but not limited to the power to do the following: (a) endorse the name of the respective NGC Party on all checks, drafts, money orders, or other instruments for the payment of monies that are payable to that NGC Party and constitute collections of the Collateral; (b) execute in the name of the NGC Parties any schedules, assignments, instruments, documents, financing statements, applications for registration, and other papers to perfect, preserve, or enforce the Security Interest; (c) exercise all rights of the NGC Parties in their respective items of Collateral, save and except the NGC Parties’ voting rights, which pass to Rogers only after an Event of Default has occurred and has not been timely cured by NGC; (d) make collections and execute all papers and instruments and do all other things it deems appropriate to preserve and protect the Collateral and to protect Rogers̓ interest in the Collateral; (e) release any party liable on the Collateral and to give receipts and acquittances and compromise disputes related to the Collateral; (f) release security for any Collateral; (g) make withdrawals from deposit accounts and other accounts with any financial institution, wherever located, into which proceeds from the Collateral may have been deposited and to apply those funds to the payment of the Obligations; and (h) do all acts and things and execute all documents in the name of any of the NGC Parties or otherwise, that Rogers reasonably deems are necessary, proper, and convenient in connection with the preservation, perfection, and enforcement of her rights under this ARSA. Rogers is required to execute this Power of Attorney only for purposes proper under this ARSA, the Loan Documents, and any Notes executed pursuant to this ARSA for her benefit and she shall owe no other duty as agent when exercising these powers.

All persons dealing with Rogers shall be fully protected in treating the powers and authorities conferred by this Section as continuing in full force and effect until advised by Rogers that all Obligations are finally paid. The powers and authority granted pursuant to this ARSA are made for valuable consideration, are coupled with an interest, are irrevocable and non-terminable so long as any part of the Obligations is unpaid, and until NGC has fully and finally complied with all of the Obligations. These Powers of Attorney are durable and they shall not be affected by any act of any of the NGC Parties or any other person or entity or by operation of law, including, without limitation, the dissolution, death, disability, or incompetency of any person or entity. Rogers agrees she will not exercise her powers as attorney-in-fact until an Event of Default occurs.

V.	Default

A.                    NGC will be in default of this ARSA, the Loan Documents, and of each and every Note and Security Instrument executed pursuant to the Loan Documents if NGC fails in its performance of any duty imposed on it in the Loan Documents, or if any of the following happens (“Default” or “Event of Default”):

1.                    NGC fails to timely make any principal payment at maturity;

2.                    any of the NGC Parties receives any full or partial payment on any loan that is part of the Collateral and that payment is not delivered to Rogers within five business days of its receipt;

3.                    any of the NGC Parties attempts to sell or transfer or to allow a lien on any ownership interest that is part of the Collateral without Rogers’ express written consent or compliance with the provisions of Section III(C) above;

4.                    subject to the exceptions expressly stated in this ARSA, if GMD, CGC, CGE, or NGBVR sells or transfers any ownership interest in that particular entity or any right to receive money held by that particular entity and the proceeds of that sale are not delivered to Rogers within five business days of the receipt of any part of the proceeds;

5.                    Rogers does not receive an interest payment on or before the fifth day after Rogers gives notice to NGC of the late payment;

6.                    NGC defaults under any loan, extension of credit, security agreement, purchase or sales agreement, contractual obligation, or any agreement in favor of any creditor or person (as “default” is defined in that instrument and after giving effect to all applicable cure periods) and that default results in NGC owing, through default and/or acceleration, an amount in excess of $500,000.00.

7.                    NGC fails to timely comply with the Obligations (other than those Obligations specifically identified in this Section);

8.                    Any of the NGC Parties breaches any covenant, representation, or warranty in the Loan Documents or in any other Note or Security Instrument executed pursuant to or incorporated by reference into any of the Loan Documents, and the breaching party does not cure that breach within thirty days after the breach, and the NGC Parties agree to give Rogers prompt notice of any breach under this provision;

9.                    Any of the NGC Parties makes an assignment for the benefit of creditors, files for bankruptcy protection, is adjudicated insolvent, a receiver is appointed for any wholly or partially owned entity in which NGC is a member, partner, shareholder, or equitable holder of any type, or any involuntary proceeding is commenced against any of the NGC Parties under any bankruptcy or insolvency laws and that involuntary proceeding is not dismissed within sixty days after it is filed; and/or

10.                    a final, non-appealable judgment in litigation or arbitration is entered against NGC where the total amount of the judgment, including actual damages, pre- and post-judgment interest, attorney’s fees, court costs, and/or punitive damage, exceeds $500,000.00.

B.                    If an Event or Default occurs, then Rogers shall have all of the rights and remedies available to her under the law as well as all of those set forth in each of the Loan Documents.

VI.	Miscellaneous Provisions

A.                    Notices. Any and all notices or communications related in any way to this Agreement may be given by certified mail with return receipt requested, by receipted courier, by overnight delivery service, or by hand delivery and sent to the persons at the addresses set forth for each party below, or they may be given by facsimile transmission or by e-mail transmission if the intended recipient has affirmatively stated that notice may be delivered by facsimile or e-mail and the intended recipient has provided a valid facsimile number and/or e-mail address. Any notice delivered by facsimile or e-mail sent or for which a return receipt is received at any time before 5:00 p.m. on a business day shall be deemed to be delivered on that date. Any facsimile or e-mail notice not received by 5:00 p.m. on a business day shall be deemed to be received on the first following business day.

Notices to NGC:	with a copy sent contemporaneously to:

Robert B. Sturges, CEO	Branko Milosevic, Corporate Counsel
Nevada Gold & Casinos, Inc.	Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W	50 Briar Hollow Lane, Suite 500W
Houston, Texas 77027-9304	Houston, Texas 77027-9304
Facsimile number: (713) 621-6919	Facsimile number: (713) 296-5070
E-mail: RSturges@NevadaGold.com	E-mail: BMilosevic@NevadaGold.com
Notice may be delivered by facsimile or	Notice may be delivered by facsimile or
e-mail with proof of receipt.	e-mail with proof of receipt.

Notices to Rogers:

Mrs. Louise H. Rogers
2512 Alta Mira
Tyler, Texas 75701-7301

with copies sent contemporaneously to:

Sharon E. Conway and	W. Michael Robertson
Attorney at Law	5120 Woodway Drive, Suite 9029
2441 High Timbers, Suite 410	Houston, Texas 77056
The Woodlands, Texas 77380-1052	Facsimile number: (713) 624-4001
Facsimile number: (281) 754-4685	Notice may be delivered by facsimile
E-mail address: SConway@SConwayLaw.com	with proof of receipt.
Notice may be delivered by facsimile or
e-mail with proof of receipt.

NGC understands and agrees that any notice given or attempted to be given by it to Rogers is not effective unless the notice was contemporaneously provided to all other persons identified above or subsequently identified to NGC by Rogers and shall be deemed to have been given to Rogers upon providing notice to Ms. Conway and Mr. Robertson as set forth above. Any of the above contact information or designated representatives for the purpose of notice may be changed by a party or an authorized representative of a party providing written notice in the manner set forth above to the other party, and the new contact information or representative will then become effective. For all purposes under this Agreement, any notice given by Ms. Conway or Mr. Robertson (or other any other legal counsel or financial advisor designated by Rogers) on behalf of Rogers shall constitute notice by Rogers.

B.                    Duties of Rogers. Rogers̓ duty regarding the Collateral at any time prior to full and final payment of all of the Obligations is solely to use reasonable care in the custody and preservation of the Collateral. Rogers is deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral is accorded treatment substantially equal to that which Rogers accords her own property. Rogers has no responsibility for ascertaining or taking action with respect to fixing or preserving rights against prior parties to the Collateral, calls, conversions, exchanges, maturities, tenders, or other matters relative to any Collateral or for informing any of the NGC Parties of these matters regardless of whether Rogers has or is deemed to have any knowledge of these matters. Rogers is not required to take any steps necessary to preserve any rights in the Collateral against prior parties or to protect, perfect, preserve, or maintain any Security Interest given to secure the Collateral. Rogers is not liable for her failure to use due diligence in the collection of the Obligations, or for her failure to give notice to NGC of default in the payment of the Obligations, or in the payment of or upon any security, whether pledged under this ARSA or otherwise, nor for a decline in the market value of the Collateral.

C.                    Indemnification. The NGC Parties all agree to indemnify and to hold Rogers harmless, in the absence of Rogers̓ gross negligence or willful misconduct, from and against any loss, claim, demand, or expense (including attorney̓s fees) by reason of, or in any manner related to, the Collateral or the foreclosure, sale, or other disposition and subsequent ownership of any part of the Collateral, including but not limited to any claim that may arise because of any alleged breach of warranty concerning the Collateral.

D.                    Expenses. If an Event of Default under the Loan Documents or any Note or Security Instrument issued pursuant to or incorporated by reference into the Loan Documents occurs, NGC shall promptly pay, upon demand, any and all actual attorney’s fees and out-of-pocket expenses incurred by Rogers related to the Event of Default to the extent permitted by applicable law, but in no event shall these attorney’s fees and expenses be paid later than thirty days after the date on which they are submitted to NGC. Additionally, NGC shall promptly pay all costs, expenses, taxes, assessments, insurance premiums, court costs, actual attorney̓s fees, expenses of litigation, expenses of sales, and other similar and related expenses incurred by Rogers that relate in any way to her loans to NGC, regardless of whether they are incurred before or after the occurrence of an Event of Default or incurred in connection with the perfection, preservation, or defense of the Security Interest, or the custody, protection, collection, repossession, enforcement, or sale of the Collateral. All of these expenses shall become part of the Obligations and shall bear interest at the Default Rate (as defined in the Loan Documents) from the date paid or incurred by Rogers or her attorney until paid by NGC.

E.                    Financing Statement. The NGC Parties all authorize Rogers to file financing statements (and, if necessary or appropriate, sign the respective NGC Party’s name on financing statements to authenticate them) describing the Collateral. Rogers shall be entitled, but not required, to file financing statements describing the assets as set forth above and to attach a copy of the Schedule to the financing statement. A carbon, photographic, or other reproduction of this ARSA or a financing statement describing the Collateral with the attached Schedule shall be sufficient as a financing statement to the full extent permitted by applicable law.

F.                    Further Assurances. The NGC Parties all agree to execute all other documents and instruments reasonably requested by Rogers or her attorney to effectuate the intent of this ARSA upon written request by Rogers or her attorney after the date of this ARSA.

G.                    Amendment and Written Waiver. No waiver, modification, or alteration of any provision of this ARSA, nor consent to any departure from the terms of it or from the terms of any other document, shall be effective unless it is in writing and signed by the respective NGC Party(ies) intended to be bound and Rogers, and any executed waiver shall be effective only for the specific purpose and in the specific instance set forth in that document. Any document purporting to amend or modify this ARSA shall be of no force or effect unless the document expressly states that it is intended to amend or modify the ARSA and it is signed by Rogers and the respective NGC Party(ies) intended to be bound by the modification. No waiver by Rogers of any Event of Default shall be deemed to be a waiver of any other or subsequent Event of Default nor shall the waiver be deemed to be a continuing waiver.

H.                    Benefit. This ARSA is binding upon and inures to the benefit of the NGC Parties as indicated and of Rogers, and their respective heirs, legal representatives, successors, and assigns, provided that none of the NGC Parties may assign any rights, powers, duties, or obligations under this ARSA without the prior written consent of Rogers.

I.                    Remedies Cumulative. All rights and remedies of Rogers under this ARSA are cumulative of each other and of every other right or remedy that Rogers may otherwise have at law or in equity or under any other document for the enforcement of the Security Interest or the enforcement of any duties of NGC or any other party liable regarding the Obligations. The exercise by Rogers of one or more rights or remedies shall not in any way affect her right to exercise any of her other rights or remedies, or to subsequently exercise the same rights or remedies in the future.

J.                    Course of Dealing. No course of dealing between NGC and Rogers, nor any failure or delay by Rogers in exercising any of her rights, powers, or privileges under the Loan Documents shall operate as a waiver of any of Rogers’ rights, powers, or privileges; nor shall any single or partial exercise of any right, power, or privilege under the Loan Documents preclude any other or further exercise of that right, power, or privilege or the exercise of any other right, power or privilege.

K.                    Severability. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this ARSA shall not affect the remaining portions of this ARSA. If any one or more of the phrases, sentences, clauses, paragraphs, or sections contained in this ARSA are invalid, or operate to render this ARSA invalid, then this ARSA shall be construed as if the invalid phrase or phrases, sentence or sentences, clause or clauses, paragraph or paragraphs, or section or sections had not been inserted.

L.                    Satisfaction of Obligations. Upon the full and final satisfaction of all of the Obligations, as determined by Rogers, this ARSA shall terminate, and Rogers shall deliver to NGC, at NGC’s expense, the Collateral remaining in her possession that has not been sold or otherwise applied pursuant to this ARSA, and Rogers shall provide any other termination statements reasonably required by the respective NGC Party, also at its expense.

M.                    Governing Law. The substantive laws of the State of Texas govern the validity, construction, enforcement, and interpretation of this ARSA without regard to any conflict of laws provisions. This ARSA is performable in Montgomery County, Texas.

N.                    Controlling Document. To the extent that this ARSA conflicts with or is in any way incompatible with any of the other Loan Documents or any other loan document or instrument concerning the Obligations that involves any loan of funds by Rogers to NGC, this ARSA shall control over any other document, and if this ARSA does not address an issue, then each other loan document executed by Rogers shall control to the extent that it deals most specifically with an issue.

O.                    Incorporation of Other Documents. The Parties agree that the Loan Documents are all incorporated by reference in this ARSA for all purposes as if fully set forth at length.

The parties have executed this instrument to be effective as of May 25, 2012.

Maker:

Nevada Gold & Casinos, Inc.

By:	/s/ Robert B. Sturges
Robert B. Sturges, Chief Executive Officer

Other Pledging Parties:

Gold Mountain Development, L.L.C.		CGC Holdings, L.L.C., by and through its sole member, Nevada Gold & Casinos, Inc.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, Manager		Robert B. Sturges, CEO

	Date of Signature: May 24, 2012	Date of Signature: May 24, 2012

[Signatures continue on next page.]

April 2012 Amended and Restated Security Agreement
NGC-Rogers/May 25, 2012	RBS_________ LHR_________

Colorado Grande Enterprises, Inc.		Nevada Gold BVR, L.L.C.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, President		Robert B. Sturges, Manager

	Date of Signature: May 24, 2012	Date of Signature: May 24, 2012

Secured Party:

/s/ Louise H. Rogers	Date of Signature: May 22, 2012
Louise H. Rogers, as her Separate Property
2512 Alta Mira
Tyler, Texas 75701-7301

Amended Schedule of Collateral, Notes, Security Interests, and Ownership Interests

May 25, 2012

This Amended Schedule of Collateral, Notes, Security Interests, and Ownership Interests is created and executed pursuant to the terms of the January 2006 Security Agreement (the “Security Agreement”) entered into by and between Nevada Gold & Casinos, Inc., as Maker (“NGC”), and Louise H. Rogers as the Holder and Secured Party (“Rogers”), as amended and restated in the May 2012 Amended and Restated Security Agreement effective as of May 25, 2012 (the “ARSA”). This Amended Schedule is dated below and is deemed to amend and replace any existing schedules of collateral between the Parties dated prior to the date of this Schedule. This Schedule sets forth property of NGC and its related and affiliate entities, namely, Gold Mountain Development, L.L.C. (“GMD”), CGC Holdings, L.L.C. (“CGC”), Colorado Grande Enterprises, Inc. (“CGE”), and Nevada Gold BVR, L.L.C. (“NGBVR”), all of which have granted, and by this Schedule do grant, to Rogers a security interest according to the terms of the ARSA and pursuant to applicable Commercial Pledge Agreements as additional collateral to secure the payment of the Third Amended and Restated Promissory Note between Rogers and NGC dated May 25, 2012, in the original principal sum of $4,000,000.00 (the “Note”), together with all Notes, Guarantees, and other security instruments related to the Note. For property that is held or owned by a person or entity other than NGC, that party is identified by the term “DEBTOR” and its company abbreviation. All of the terms and conditions of the ARSA are incorporated in this Schedule by reference for all purposes as though fully set forth at length. NGC, GMD, CGC, CGE, and NGBVR all authorize Rogers to file, in paper or by electronic means, all UCC-1s and other appropriate forms to give notice of and to perfect the security interests represented in this Schedule in any and every jurisdiction in which Rogers deems it appropriate to file.

Column headings in the Schedule below have the following meanings:

Party – entries in this column: “NGC” – denotes that Nevada Gold & Casinos, Inc., as Maker, is granting a security interest in the collateral described pursuant to the ARSA: “DEBTOR” – denotes that a third party entity or person is granting a security interest in the described collateral pursuant to the terms of a Guaranty and a Commercial Pledge Agreement both executed pursuant to the terms of the ARSA. That third party is further identified by its company abbreviation set forth above.

Description of Collateral – entries in this column describe the property that is being pledged as security by that Party.

Type of Interest Pledged – entries in this column denote the nature of the property being pledged.

Required Consents – entries in this column denote the waiver or consents required of a third party whose ownership interest have been pledged and described under Description of Collateral that must be obtained by NGC for the benefit of Rogers in order to comply with the requirements of the ARSA for the creation of effective and enforceable security interests in the collateral. If this requirement does not appear in this Schedule, then Rogers shall be deemed to have accepted the collateral as represented in this Schedule as sufficient without further waivers until and unless Rogers subsequently demands additional waivers or consents pursuant to the provisions of the ARSA.

Party	Description of Collateral	Type of Interest Pledged	Required Consents
NGC	100% ownership interest in CGC Holdings, L.L.C.	LLC Membership	See F.N. 1
DEBTOR (CGC)	All assets of CGC, including but not limited to furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), any and all after-acquired property, and any and all proceeds of any of CGC’s assets that now exist or that are subsequently acquired	All assets	See F.N. 1
NGC and DEBTOR (CGC)	100% ownership interest in Colorado Grande Enterprises, Inc.	Common Stock	See F.N. 1
DEBTOR (CGE)	All of the following assets of CGE, including but not limited to furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, income, earnings, distributions, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), proceeds of any of these items, any and all after-acquired property, and any and all proceeds of any of CGE’s assets that now exist or that are subsequently acquired, but expressly excluding any and all assets to be sold to G Investments, LLC (“GI”), pursuant to the Asset Purchase Agreement dated November 23, 2011, as amended (the “Asset Purchase Agreement”), entered into between CGE, as seller, and GI, as purchaser. Effective as of the date of the sale of the CGE’s assets to GI (the “CGE Sale”), Rogers expressly consents to the sale of, and releases her security interest in, the Purchased Assets (as this term is defined in the Asset Purchase Agreement). Rogers agrees to file all relevant UCC-3 financing statements terminating her security interest in the Purchased Assets on the date of the CGE Sale or as soon as possible after being notified of the CGE Sale. Rogers agrees to file all relevant UCC-3 financing statements terminating her security interest in the Purchased Assets on the date of the CGE Sale or as soon as possible after being notified of the CGE Sale. If the UCC-3 has not been filed within two business days after the closing of the CGE Sale, CGE is authorized to file the UCC-3 using the language agreed to by Rogers’ counsel and counsel for CGE. Notwithstanding the provisions of this section, effective as of the date of the CGE Sale, Rogers shall retain her security interest in any proceeds from the sale of the Purchased Assets obtained by CGE as a result of the CGE Sale, including but not limited to any and all promissory notes, any and all security agreements, any and all guarantees, and any and all rights and remedies of CGE arising out of the sale and financing documents as well as the Asset Purchase Agreement	Payee’s interest	See F.N. 1

NGC	Second lien on 100% ownership interest in NG Washington, L.L.C.	LLC Membership	None
NGC	100% ownership interest in Nevada Gold BVR, L.L.C.	LLC Membership	None
DEBTOR (NGBVR)	All assets of NGBVR, including but not limited to furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), any and all after-acquired property, and any and all proceeds of any of NGBVR’s assets that now exist or that are subsequently acquired	All assets	None
DEBTOR (NGBVR)	Contractual financial obligation of B.V. Oro, L.L.C., to pay Nevada Gold BVR, L.L.C., the amount of $4,000,000 dated November 25, 2008	Payee’s interest	None
DEBTOR (NGBVR)	Nevada Gold BVR, L.L.C.’s distributions from its 5% carried interest in the Class B membership interest in Buena Vista Development Company, L.L.C.	Distributions from 5% carried interest	None
NGC	Second lien on 100% interest in NG Washington, L.L.C.	LLC Membership	See F.N. 2
NGC	100% ownership interest in Gold Mountain Development, L.L.C.	LLC Membership	None
DEBTOR (GMD)	All assets of GMD, including but not limited to furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill), any and all after-acquired property, and any and all proceeds of any of GMD’s assets that now exist or that are subsequently acquired	All assets	None
DEBTOR (GMD)	Deed of trust for all real property owned by Gold Mountain Development, L.L.C., and/or assignment of the proceeds of any sale of the GMD real property	Deed of trust in real property, NGC’s and DEBTOR’s interest in the proceeds from any sale of the real property	None

F.N. 1: The pledge of the ownership interest in CGC Holdings, L.L.C., and Colorado Grande Enterprises, Inc., subjects Rogers to the jurisdiction of the gaming authorities of the State of Colorado and Rogers may be required to submit background information to these gaming authorities for purposes of determining her suitability for ownership. Any transfer of the ownership interest in CGC Holdings, L.L.C., or Colorado Grande Enterprises, Inc., will subject the transferee to the jurisdiction of the gaming authorities of the State of Colorado, and the transferee may be required to obtain gaming licenses from these authorities.

F.N. 2: Rogers’ interest in NGC’s Membership Interest in NG Washington, L.L.C., is a second lien and is expressly subordinated only to the first lien security interest held in this asset by Wells Fargo Gaming Capital, LLC, acting in its capacity as administrative agent for certain lenders pursuant to that certain Credit Agreement dated May 25, 2012. Rogers acknowledges that any transfer of the Membership Interest of NG Washington, L.L.C., through foreclosure or otherwise, will subject the transferee to the jurisdiction of the gaming authorities of the State of Washington, and the transferee may be required to obtain gaming licenses or suitability findings from these authorities.

Executed to be effective as of May 25, 2012, expressly contingent upon the occurrence of all conditions precedent set forth in the Amendment to the July 2009 Amended and Restated Security Agreement and Schedule of Collateral between Rogers and NGC dated to be effective as of May 25, 2012, which is incorporated by reference in this Schedule for all purposes.

Maker:

Nevada Gold & Casinos, Inc.

By:	/s/ Robert B. Sturges	May 24, 2012
	Robert B. Sturges, Chief Executive Officer	Date of Signature

Guarantors:

Gold Mountain Development, L.L.C.		CGC Holdings, L.L.C., by and through its sole
member, Nevada Gold & Casinos, Inc.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, Manager		Robert B. Sturges, CEO

	Date of Signature: May 24, 2012	Date of Signature: May 24, 2012

Colorado Grande Enterprises, Inc.		Nevada Gold BVR, L.L.C.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, President		Robert B. Sturges, Manager

	Date of Signature: May 25, 2012	Date of Signature: May 25, 2012

[Holder/Payee’s signature follow on next page.]

Holder/Payee’s Consent to Amendment:

/s/ Louise H. Rogers	May 22, 2012
Louise H. Rogers	Date of Signature

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